Exhibit 10.1

PERFORMANCE-BASED RESTRICTED STOCK

GRANT NOTICE AND AGREEMENT

RenaissanceRe Holdings Ltd. (the “Company”), pursuant to its 2010 Performance-Based Equity Incentive Plan (the “Plan”), hereby grants to Holder the number of shares of the Restricted Stock set forth below. The Restricted Stock is subject to all of the terms and conditions as set forth herein, as well as the terms and conditions of the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Grant Notice and Agreement (this “Grant Notice”), the Plan shall govern and control.

Holder:

Date of Grant:

Number of Shares of Restricted Stock:

Definitions:	For purposes of this Grant Notice, the following definitions shall apply:

“Employment Agreement” means the Holder’s employment agreement with the Company, as amended, amended and restated, or modified from time to time.

“Good Leaver Termination” means a termination of the Holder’s employment either (x) due to the Holder’s death or Disability, (y) by the Company without Cause, or (z) by the Holder for Good Reason (as defined in the Employment Agreement).

“Peer Group” means the following group of companies: Allied World Assurance Company Holdings, Ltd, Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Flagstone Reinsurance Holdings Ltd., Max Capital Group Ltd., Montpelier Re Holdings Ltd., PartnerRe Ltd., Platinum Underwriters Holdings Ltd., Transatlantic Holdings Inc., Validus Holdings Ltd., and White Mountains Insurance Group Ltd.; provided, however, that if sufficient data with respect to any of such companies is not available to the Committee to calculate Total Shareholder Return for a given Performance Period, such company or companies shall not be members of the Peer Group during such

Performance Period; provided further, however, that the Committee may, in its discretion, review and revise the composition of the Peer Group with respect to any Performance Period during the Committee’s first quarter meeting at the beginning of such Performance Period based on a review of the appropriateness of including or excluding any given company for comparison purposes.

“Performance Period” means (i) with respect to Tranche 1, calendar year 2010, (ii) with respect to Tranche 2, calendar year 2011, and (iii) with respect to Tranche 3, calendar year 2012.

“Retirement Eligibility Date” shall have the meaning given to it in the Employment Agreement.

“Service Period” means the period commencing on the Date of Grant and ending on (i) December 31, 2011, with respect to each of Tranche 1 and Tranche 2, or (ii) December 31, 2012, with respect to Tranche 3.

“Total Shareholder Return” means the total shareholder return of the Company or a given member of the Peer Group during any period, as determined by the Committee in its sole discretion; provided, however, that, with respect to a given Performance Period, the Committee shall apply the same methodology to the calculation of Total Shareholder Return of the Company as it applies to the calculation of Total Shareholder Return of each member of the Peer Group.

“Vesting Percentage” shall, with respect to a given Vesting Tranche, be a function of the Company’s Total Shareholder Return during the applicable Performance Period relative to members of the Peer Group, determined as follows:

Relative Total Shareholder Return	Vesting Percentage
35th Percentile	0%
50th Percentile	40%
100th Percentile	100%

In the event that the relative Total Shareholder Return during a given Performance Period falls between any of the stated percentile values above, the Vesting Percentage for the applicable Vesting Tranche shall be determined using a linear interpolation from the next lowest stated percentile value (i.e., an additional 2 2/3% will be added to the Vesting Percentage for each whole percentile increase between the 35th and 50 th percentiles, and an additional 1.2% will be added to the Vesting Percentage for each whole percentile increase between the 50th and 100th percentiles). For example, if the Company’s Total Shareholder Return during a given Performance Period is in the 41st percentile relative to the Peer Group, the Vesting Percentage for the applicable Vesting Tranche would equal 16%, and if the Company’s Total Shareholder Return during a given Performance Period is in the 75th percentile relative to the Peer Group, the Vesting Percentage for the applicable Vesting Tranche would equal 70%. For all purposes of this Grant Notice, the Plan, the Employment Agreement, and any other agreement between the Holder and the Company, relative Total Shareholder Return in the 50th percentile among the Peer Group shall be deemed to be “target” performance. Notwithstanding anything herein to the contrary, the Committee may decrease the Vesting Percentage with respect to any given Performance Period(s), in its sole discretion. No shares of Restricted Stock in a given Vesting Tranche shall vest if the Company’s Total Shareholder Return for a given Performance Period relative to the Peer Group is at or below the 35th percentile. The maximum Vesting Percentage for any given Vesting Tranche shall be 100%.

“Vesting Tranche” means a vesting tranche of Restricted Stock as set forth herein.

Vesting Tranches:	“Tranche 1” shall consist of [•] shares of the Restricted Stock.

“Tranche 2” shall consist of [•] shares of the Restricted Stock.

“Tranche 3” shall consist of [•] shares of the Restricted Stock.

Vesting Schedule:	Subject to the Holder’s continued employment with the Company or a Subsidiary through the applicable Service Period (except as otherwise provided in any other agreement between the Holder and the Company pertaining to the Restricted Stock, including the Employment Agreement), a number of shares of Restricted Stock in each given Vesting Tranche shall vest upon the expiration of such Service Period equal to the product of (x) the total number of shares of Restricted Stock in such Vesting Tranche multiplied by (y) the Vesting Percentage. Shares of Restricted Stock in a given Vesting Tranche that do not vest pursuant to the immediately preceding sentence shall be forfeited by the Holder immediately upon the expiration of the applicable Service Period.

Termination of Employment:	In the event that the Holder’s employment with the Company and all Subsidiaries is terminated for any reason (except as otherwise provided in any other agreement between the Holder and the Company pertaining to the Restricted Stock, including the Employment Agreement), all shares of Restricted Stock that have not vested as of the date of such termination shall be immediately forfeited.

Dividends on Restricted Stock:	As contemplated by Section 8(a)(ii) of the Plan, all cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Holder’s account, without interest. Such cash dividends or stock dividends so withheld shall be subject to forfeiture and vesting to the same degree as the shares of Restricted Stock to which they relate and shall be paid to the Holder only when such shares of Restricted Stock otherwise vest; provided, however, that notwithstanding any waiver by the Company on the Retirement Eligibility Date, if any, of the requirement that the Holder remain employed through the applicable Service Period for purposes of vesting in any shares of Restricted Stock, all accrued dividends on shares of Restricted Stock that have not fully vested on or prior to the Retirement Eligibility Date (and dividends that accrue on such shares after the Retirement Eligibility Date) shall remain subject to the Holder’s continued employment with the Company or a Subsidiary through, and shall only be paid to the Holder upon (subject in all cases to the vesting of the Restricted Stock on which such dividends have been accrued), the earliest to occur of (x) the end of the applicable Service Period, (y) the date of a Good Leaver Termination, and (z) a Change in Control. Accrued dividends that remain unpaid following any termination of the Holder’s employment shall be immediately forfeited. No dividends will accrue or be withheld by the Company on the Holder’s behalf pursuant to this Grant Notice or the Plan with respect to any Restricted Shares on or following the date on which they vest in full.

Withholding and Sale of Restricted Stock Prior to Vesting:	Notwithstanding anything to the contrary herein, in the Plan, or in the Employment Agreement, to the extent the Company waives on the Retirement Eligibility Date the requirement that the Holder remain employed through the applicable Service Period for purposes of vesting in any shares of Restricted Stock, then upon and following the Holder’s Retirement Eligibility Date, the Holder may, prior to the end of the applicable Service Period, satisfy any tax withholding obligations with respect to the Restricted Stock in a given Vesting Tranche by having shares of Stock withheld from such Vesting Tranche, and further may sell Restricted Stock from such Vesting Tranche to the extent necessary to pay taxes in respect of such Vesting Tranche (after taking into account any such tax withholding), following which the balance of the shares in respect of such Vesting Tranche (and any interest in such shares) may not be sold, pledged, hedged, or otherwise transferred until the end of the applicable Service Period.

Additional Terms:

	•	The Restricted Stock granted hereunder shall be registered in the Holder’s name on the books of the Company, but the certificates evidencing such Restricted Stock shall be retained by the Company while the Restricted Stock remains unvested, and for such additional time as the Committee determines appropriate.

	•	The Company shall have the right with respect to tax withholding in accordance with Section 10(d) of the Plan, the terms of which are incorporated herein by reference and made a part hereof.

	•	This Grant Notice does not confer upon the Holder any right to continue as an employee.

	•	This Grant Notice shall be construed and interpreted in accordance with the laws of Bermuda, without regard to the principles of conflicts of law thereof.

[Signatures to appear on the following page.]

THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS GRANT NOTICE AND THE PLAN, AND AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK HEREUNDER, AGREES TO BE BOUND BY THE TERMS THIS GRANT NOTICE AND THE PLAN.

RENAISSANCERE HOLDINGS LTD.		HOLDER

By:

	Signature		Signature

Title:		Date:

Date:

[Signature Page to [Holder] Restricted Stock Agreement]